Exhibit 5.1

Reply to:  Reno

January 29, 2010

SulphCo, Inc.
4333 W. Sam Houston Pkwy. N.
Suite 190
Houston, TX 77043

Re:           Registration Statement - Form S-3

Ladies and Gentlemen:

We have acted as your Nevada counsel in connection with the filing by SulphCo, Inc., a Nevada corporation (the “Company”) of Prospectus Supplement No. 2 dated January 26, 2010 (the “Prospectus Supplement”) to the Prospectus dated April 30, 2008 (the “Prospectus”) included as part of the Company’s Registration Statement on Form S-3 (File No. 333-145460) that was declared effective by the Securities and Exchange Commission on September 4, 2007 (the “Registration Statement”). The Prospectus Supplement covers the sale of an aggregate of up to 23,823,542  shares of the Company’s common stock, par value $.001, comprising 11,764,712 shares of the Company’s common stock being issued to the purchasers, investor warrants to purchase up to 5,882,356 shares of the Company’s common stock, exercisable for a period of two years, placement agent warrants to purchase up to 294,118 shares of the Company’s common stock, exercisable for a period of two years, and investor warrants to purchase up to 5,882,356 shares of the Company common stock, exercisable for a period of five years (collectively, the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement and the Registration Statement.  For purposes of rendering that opinion, we have examined the Prospectus Supplement, the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in the Prospectus Supplement, Registration Statement, and in certain documents referenced in the Prospectus Supplement, the Registration Statement and on a certificate of an officer of the Company.  In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

SulphCo, Inc.
January 29, 2010

Our opinion set forth below is limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement  and to the reference to this firm in the Prospectus Supplement under the caption “Legal Matters.”  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 Act, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ McDonald Carano Wilson LLP
McDONALD CARANO WILSON LLP